EXHIBIT 3.1



                              CONSULTING AGREEMENT

     This CONSULTING AGREEMENT (the "the Agreement") effective May 1, 2000, by and between CytoGenesis, Inc., a Delaware corporation (the "Company") and John Kucharczyk, Ph.D. (the "Consultant").

     WHEREAS, the Company wishes to avail itself of Consultant's knowledge, expertise and experience; and

     WHEREAS, Consultant desires to render consulting services to the Company on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, the parties agree as follows:

     1. Engagement. The Company hereby retains Consultant, and Consultant hereby agrees to serve, as an independent consultant to the Company for the Term as defined below. In his role Consultant shall provide to the Company services relating to (a) the conception, design, development and/or marketing of the Company's medical device products, (b) clinical or regulatory matters affecting the Company's medical device products, or (c) such other areas of service as the Board of Directors of the Company (the "Board") or its designee(s) may from time to time reasonably request. Such services may include, but are not necessarily limited to, those relating to the conception, design, development and/or marketing of any of the Company's products which incorporates any of the technology assigned to the Company under the Assignment, a copy of which is attached to this Agreement as Exhibit A. Consultant shell devote at least four
(4) days a week during the Term to the performance of services under this Agreement (excluding time devoted to the Company in connection with the performance of the Consultant's duties as a director of the Company) and shall perform such services on a professional and timely basis. Consultant shall maintain and, upon request of the Board or its designee(s) present to the Company a detailed log of the services rendered under this Agreement.


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     2. Term. The term of this Agreement shall commence on the date hereof and end on November 1, 2001, unless sooner terminated as provided in Section 11 of this Agreement (the "Term").

     3. Compensation. During the Term, the Company shall pay to Consultant a fee of Twenty Thousand Five Hundred ($20,500) per month, payable on the last business day of the month. Consultant shall be solely responsible for payment of all taxes which may be required to be paid or withheld under any provision of applicable law (including without limitation, social security payments, income tax withholding and any other deduction required by law) now in effect or which may become effective during the Term.

     4. Reimbursement. During the Term, the Company shall reimburse Consultant for all reasonable expenses within thirty (30) days of the presentation by Consultant to the Company, from time to time, of an itemized account, together with supporting receipts satisfactorily evidencing such reasonable expenses submitted promptly following the incurrence of such expenses.

     5. Independent Contractor. Consultant shall have no right to receive any employee benefits, such as health and accident insurance, sick leave and vacation, as are in effect generally for employees of the Company. The parties acknowledge that Consultant that is an independent contractor, and not an employee or agent of the Company.

     6. Indemnification. The Company agrees to defend, indemnify and hold Consultant harmless from and against all liability, demands, damages, expenses (including legal expenses) and losses for death, personal injury, illness or property damage arising out of Consultant's conduct or activities for the Company within the scope of his engagement hereunder-, provided, however, such


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indemnity agreement shall not apply to any liability, demands, damages, expenses or losses arising out of Consultant's gross negligence or willful misconduct.

     7. Conflicts of Interest. Exhibit B sets forth the persons or entities for which Consultant presently provides advisory or consulting services. The Company acknowledges that Consultant shall be working for the Company on a part-time basis, and during the Term may perform services, including consulting and advisory services, for other persons or entities during the Term. In the event that Consultant intends to perform services to third parties not listed on Exhibit B, Consultant shall notify the Company in writing before commencing the performance of any such services. Consultant shall not, however, perform services for (or enter into any nondisclosure, non-competition, non-solicitation, confidentiality, employment, consulting or similar agreement with) any third patty that would relate to, affect, or be in conflict with, the services to be rendered by Consultant under this Agreement (including but not limited to any services to a third party that would in any way limit the time spent in the performance of services hereunder), or that would breach or conflict with Section 8 of this Agreement. Consultant shall adhere to any determination made by the Board that any proposed services to be performed by Consultant for a third party would cause Consultant to be in violation of the covenant contained in the preceding sentence if such services were performed for such third party. Specifically, in such event, Consultant shall refrain from providing such consulting services. Nothing contained in this Agreement shall be construed to prevent Consultant from (a) fulfilling his services, functions, duties and obligations as an employee of the University of Minnesota, (b) receiving any research funding (or from seeking such funding) from governmental agencies and not for profit research funding organizations in any field of research, or (c) seeking and engaging in academic employment or activities of any kind with and academic entities; provided, however, if any of the items


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referred to in the foregoing clauses shall prevent or limit Consultant's ability to perform his duties hereunder, Consultant shall so notify this Company and such prevention or limitation shall constitute Cause for termination (as defined in Section 11 of this Agreement).

     8. Nondisclosure: Noncompetition: Nonsolicitation.

          8.1 Consultant will not disclose to others or use for his own benefit, either during or after his engagement by the Company, any confidential business, commericial, marketing, scientific and/or technical information pertaining to the Company or its subsidiaries, clients, customers, consultants, employees, licensees or affiliates, which Is acquired by him during the period of his engagement, unless such disclosure or use is necessary in the ordinary course of performing duties for the Company (and then only on a need-to-know basis), or unless Consultant baa obtained the Company's prior express written consent. The prohibition in the preceding sentence shall not apply to information that (a) is or becomes publicly or generally known within the scientific community (other than by reason of his disclosure); or (b) Consultant already knew when it was first disclosed to him (unless Consultant knew of the information directly or indirectly as a result of his engagement as described above).

     8.2 Consultant hereby assigns and transfers to the Company all his rights in all inventions, processes, formulas, data, designs, improvements, techniques, programs and know-how, whether or not patentable or registerable under copyright or similar statutes, of which Consultant conceives, first reduces to practice, or substantially develops while Consultant is engaged by the Company. However, the foregoing shall ~li apply only if: (a) the above items are related to or useful in the business, research and investigations in which the Company is involved or proposed to be involved at the time of such conception or reduction to practice or substantial development; and (b) they were created by utilizing the Company's facilities, resources, proprietary information or intellectual


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property or were created by Consultant while acting in his capacity as an employee or consultant of the Company or any subsidiary of the Company (herein, "Inventions").

     8.3 Consultant will promptly disclose to the Company (or any persons designated by it) all Inventions as specified above, and Consultant will assist the Company in every proper way (at the Company's own expense and upon its request) during and after his engagement as described above to obtain and enforce patents, copyrights and other rights and protections relating to said Inventions in any and all countries to confirm and establish the Company's ownership in the Inventions (including, without limitation, executing assignments and other necessary instruments.).

     8.4 Promptly after the termination of his engagement with the Company or the termination of his employment by an entity which has been engaged by the Company (whichever happens first), or at such earlier time as a requested by the Company, Consultant will deliver to the Company (and will not take with him) any originals or reproductions of any materials of any nature pertaining to Inventions and to his work with the Company.

     8.5 Consultant shall not, and Consultant shall cause each person, firm, partnership, corporation, association or other entity (each hereinafter a "person") controlling, controlled by, or under common control with it or any of them not to. during the Non-Competition Period (as hereinafter defined), directly or indirectly, whether as shareholder, partner, venturer, principal, agent, officer, director, employee, contractor, consultant or otherwise, alone or in association with any other person, carry on, be engaged, or take part in any business activity regarding any Competitive Activities, render services relating to any Competitive Activities to any person, or own or share in the earnings of any person which is actively engaged in any Competitive Activities


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(any such activity of Inventor being referred to as a "Prohibited Activity") in any and all geographic areas in which the Company is engaged in such Competitive Activities during the term of the Consulting Agreement or in such geographic areas as the Company plans to be so engaged at the date of termination of the Consulting Agreement as evidenced by a written plan therefor approved by the Board of Directors of the Company. "Competitive Activities shall mean any activities relating to the conception, design, development and/marketing of technology invented by Consultant and Michael Mosley (collectively, the "Covered Parties" and each individually, a "Covered Party) and described in Exhibit A.

          8.5.1 The "Non-Competition Period" shall mean the period commencing on the date hereof and terminating eighteen (18) months after the date of termination of the Consulting Agreement.

          8.5.2 Consultant specifically recognizes that he is familiar with certain propriety information of the Company and that his possession of such information together with his general knowledge and abilities are special, unique end of extraordinary value to the Company, that the Company has a protectible interesting in prohibiting Consultant from engaging in certain activities, as provided in this Section, and that there is adequate consideration being provided to Consultant hereunder and in connection herewith. Consultant acknowledges that the scope of the Company's business and activities is Independent of location (such that it is not practical to limit the restrictions contained in this Section to a specified county, city or part thereof) and that, therefore, the geographical restriction contained in this
Section is reasonable in all respects and necessary to protect the proprietary information of the Company and that without such protection the Cornpeny's business would be materially adversely affected. Consultant further acknowledges


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that the restrictions contained in this Section do not impose any undue hardship on him and, since he possesses skills which may be used in other than Competitive Activities, do not deprive him of his livelihood.

     8.6 Notwithstanding Section 8.4 above, Consultant may invest in the equity securities of and thereby share in the earnings of any person (but without otherwise engaging in any Prohibited Activity) if (i) such equity securities are listed on any recognized securities exchange or are registered under Section 12(g) of the Securities Exchange Act of 1934; and (ii) the total number of such shares owned or controlled, directly or indirectly, by Consultant does not exceed an amount equal to five percent (5%) of the outstanding shares of such class of equity securities of any such person.

     8.7 Consultant shall not, directly or indirectly, (a) hire, solicit or encourage to leave the employment of the Company or any of its subsidiaries any employee of the Company or any of its subsidiaries, (b) hire any such employee who has left the employment of the Company or any of its subsidiaries within one year of the termination of such, employee's employment with the Company or any of its subsidiaries, as the case may be, or (c) induce or attempt to induce any customer, client, supplier, licensee or other business relation of the Company or any of its subsidiaries to cease doing business with the Company or such subsidiary or in any way interfere with the relationship between any such customer, client, supplier, licensee or business relation and the Company or any subsidiary.

     8.8 Savings Clauses.

          8.8.1 Without limiting the generality of Section 8.4 hereof, and although the restrictions contained in Section 8.4 hereof are considered by the parties hereto to be fair and reasonable in the circumstances, it is recognized that restrictions of the nature contained in Section 8.4 may fail for technical


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reasons, and accordingly it is hereby agreed that if any of such restrictions shall be adjudged to be void or unenforceable for whatever reason, but would be valid if part of the wording thereof were deleted, or the period thereof reduced or the area dealt with thereby reduced in scope, the restrictions contained in
Section 8.4 hereof shall continue to apply, except that the maximum duration, scope or geographical area that is valid, effective and enforceable in the particular jurisdiction in which the restrictions are adjudged to be void or unenforceable shall be substituted for the stated period, scope or area set forth herein.

          8.8.2 In the event that any one or more of the provisions contained in this Section 8 shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of airy such provision in any other respect and the remaining provisions of this Section 8 shall not, in any way, be impaired, absent manifest unfairness form such construction.

     8.9 it is understood that the provisions of Section 8.4 are essential elements of this Agreement and that, but for Consultant's agreement to comply with such provisions, the Company would not have entered into this Agreement. Further, Consultant recognizes and agrees that remedies at law may not be adequate for breach of any of the foregoing covenants, undertakings and agreements and that any breach or threatened breach by Consultant of any provision of Section 8.4 hereof may not be remedied solely by damages. Accordingly, in addition to all remedies permitted by law or in equity and without limiting any injunctive or other relief to which the Company may be entitled in respect of any obligation of Consultant, the Company shall be entitled to an immediate injunction and restraining order, without necessity of posting bond or other security, any requirement for which is hereby waived, to prevent a breach, threatened breach and/or a continued breach of this Agreement by Consultant and/or entities acting for and/or with Consultant. In the event of


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a breach or alleged breach by Consultant of any of the provisions of Section
8.4, the Non-Competition Period will be tolled until such breach or alleged breach is resolved (including the period of any court proceedings necessary to stop such violation).

     9. Inventions. Trademarks and Copyrights.

          9.1 The terms "work," "trademark" and "invention" include anything created for the Company by consultant, whether alone or withother person and whether such other person be independent contractors, employees or agents of the Company, The term "work, means any and all "work" means any and ill writings, designs, models, drawings, photographs, physical property, reports, etc., which are protectable under Title 17 of the U.S. Code. The term "trademark" means any name, word, phrase, logo, design or other graphic depiction generated during the performance of this Agreement which is or can be used to describe either a product or service of the Company. The term "invention" means any designs, processes, inventions or discoveries that may be patentable or otherwise protectable under Title 35 of the U.S. Code.

          9.2 During the performance of this Agreement, Consultant may create certain works for the Company that may be copyrighted under the laws of the United States. To the extent that any such works axe created, they will be considered to have been created as a Work Made for Hire as defined in 17 U.S.C. ss. 101, and the Company shall have the sole right to the copyright. In the event that any work created by Consultant does not qualify as a Work Made for Hire, Consultant agrees to the assignment of his right hi the work to the Company, as provided for in (C) below.

          9.3 Consultant acknowledges and agrees that he does not have any right, title or interest in any of the Company's products (the "Products") or any components thereof or improvements thereto (and to the extent that the same


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is otherwise found to exist, Consultant hereby assigns to the Company all of his right, title and interest in and to the Products and any component of or improvement to the. Products) and that no license or property interest with inspect to the Products or any property of the Company is created hereby. Consultant further acknowledges and agrees that the entire right, title and interest throughout the world to all works, trademarks, and/or inventions which are conceived of, suggested, prepared, procured, generated or produced, whether or not reduced to practice, by Consultant in connection with the performance of services by Consultant under this Agreement, either solely by Consultant or with others, shall be and hereby are assigned by Consultant to the Company. When requested by the Company, Consultant will make available to the Company all notes, drawings, data and other information relating to the above. Consultant agrees to execute any and all documents prepared by the Company, and to do any and all other lawful acts as may be required by the Company to establish, document and protect such rights. The obligations of Consultant under this
Section 9 shall survive termination of this Agreement.

     10. Representations and Warranties of Consultant. Consultant represents and warrants to the Company that neither the execution and delivery of this Agreement nor the performance by Consultant of the duties contemplated in this Agreement shall in any material respect conflict with or result in a breach of any other agreements (whether oral or written) to which Consultant is a party, including without limitation Consultant's employment with the University of Minnesota. This representation and warranty shall survive the termination of this Agreement.


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     11. Termination of Agreement.

          11.1 The Company shall have the right, on written notice to Consultant~ to terminate Consultants services under this Agreement for Cause (as defined below), such termination to be effective as of the date on which notice is given or as of such later date otherwise specified in the notice. For purposes of this Agreement, the term "Cause" shall mean any of following actions by Consultant (1) failure to comply with, or breach of; any of the terms of this Agreement, including, without limitation, (A) Consultant's neglect to perform any part or all of the duties set forth in this Agreement, (B) Consultants unsatisfactory performance of any such duties or (C) Consultant's fulfillment of his services, functions, duties and obligations as an employee of the University of Minnesota, receipt of any research funding (or from seeking such funding) from governmental agencies and not for profit research funding organizations in any field of research, or seeking and engaging in academic employment or activities of any kind with any academic entities prevents or limits Consultant's ability to perform his duties hereunder; (ii) engagement in misconduct injurious to the business or reputation of the Company; or (iii) commission of an act of criminal conduct or conduct involving moral turpitude which adversely affects or could reasonably be expected to result in an adverse effect on the reputation or business of the Company.

          11.2 In the event that Consultant dies during the Term, this Agreement shall terminate on the date of Consultant's death. In addition, the Company shall have the right, on written notice to Consultant, to terminate Consultant's services under this Agreement if Consultant is disabled and therefore unable to perform a substantial part of his duties set forth in this Agreement for a period of two (2) consecutive months during the Term, such termination to be effective as of the date on which notice is given or as of such later date otherwise specified in the notice. A determination of whether Consultant is


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"disabled" for purposes of this Agreement shall be made by a physician satisfactory to the Company.

     12. Notices. All notices, demands, requests, consents or other communications (together, `Notices") required or permitted under, or related to, this Agreement shall be effective only if in writing and (i) delivered by personal service, or (ii) deposited in the United States mail and sent by certified or registered mail, postage prepaid, addressed to the parties to this Agreement at their respective addresses set forth below on the signature page to this Agreement or at such other address as any party to this Agreement may designate for notice to it or by notice given to the other party in the. foregoing manner. Notices shall be deemed to have been given as of the date so personally delivered or deposited in the mail.

     13. Waivers. If either party should waive any breach of any provision of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

     14. Entire Agreement Amendments. This Agreement contains the entire understanding an agreement of the parties to this Agreement with respect to the subject matter of this Agreement and supersedes any prior agreements or understandings (whether written or oral) between the parties to this Agreement with respect to the subject matter of this Agreement. This Agreement may not be amended, supplemented, cancelled or discharged except by written instrument executed by both parties to this Agreement.

     15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without giving effect to principles of conflicts of law.


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     16. Assignment. This Agreement shall not be assignable by the Company except (i) to a corporation or other entity controlling, controlled by or under common control with the Company or (ii) to a successor to all or substantially all of the business of the Company. This Agreement shall not be assignable by Consultant. All provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the successors and assigns of the Company and the heirs, executors, administrators, and personal representatives of Consultants.

     17. Severability. No provision of this Agreement that is deemed unenforceable shall in any way invalidate any of the other provisions of this Agreement, each of which shall remain in full force and effect.

     18. Section Headings The headings or titles of the several sections and subsections of this Agreement are for the purpose of convenience only and shall not be considered for the purpose of determining the meaning or the legal effect of any of.the provisions of this Agreement

     19. Counterparts. This Agreement may be signed in two in nine counterparts, each of which is deemed an original and all of which taken together shall constitute one and the same agreement

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IN WITNESS WHEREOF, the Company by its. duly authorized officer and Consultant by himself,. have executed this Agreement as of the day and year first above written.


                                        CytoGenesis, Inc.


                                        By:   /s/Daniel Wigart
                                           ------------------------------
                                        Name:    Daniel Wigart
                                        Title:   Chief Executive Officer


                                        CONSULTANT

                                        /s/John Kocharczyk, Ph.D.
                                        ---------------------------------
                                        John Kocharczyk, Ph.D.


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